CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of VanEck VIP Trust of our reports dated February 13, 2026, relating to the financial statements and financial highlights for the funds constituting VanEck VIP Trust listed in Appendix A, which appear in VanEck VIP Trust’s Certified Shareholder Report on Form N-CSR for the year ended December 31, 2025. We also consent to the references to us under the headings "Management of the Fund", "Additional Information" and "Financial Highlights" in such Registration Statement.

/s/PricewaterhouseCoopers LLP
New York, New York
April 24, 2026

Appendix A

VanEck VIP Emerging Markets Bond Fund
VanEck VIP Emerging Markets Fund
VanEck VIP Global Resources Fund
VanEck VIP Global Gold Fund